Exhibit (k)(5)

TRANSFER AGENCY SERVICES AGREEMENT

The following is a transfer agency agreement between Atlantic Shareholder Services, LLC and Conversus StepStone Private Markets.

TRANSFER AGENCY SERVICES AGREEMENT

BETWEEN

ATLANTIC SHAREHOLDER SERVICES, LLC

AND

CONVERSUS STEPSTONE PRIVATE MARKETS

AGREEMENT (this “Agreement”) made as of this 13th day of March, 2020 (the “Effective Date”), between Atlantic Shareholder Services, LLC (“Atlantic”), a limited liability company organized under the laws of the State of Delaware with its principal place of business at Three Canal Plaza, Portland, Maine 04101, and Conversus StepStone Private Markets (the “Fund”), a statutory trust organized under the laws of the State of Delaware with its principal place of business at 1422 S Tryon St, Suite 300, Charlotte, NC 28203.

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, management investment company and may issue its shares of beneficial interest, no par value (the “Shares”), in separate series and classes; and

WHEREAS, the Fund desires that Atlantic perform transfer agency services for the Fund and Atlantic is willing to provide such services on the terms and conditions set forth in this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Fund and Atlantic agree as follows:

SECTION 1. APPOINTMENT

The Fund hereby appoints Atlantic, subject to the supervision of the Board of Trustees of the Fund (the “Board”), to act as transfer agent to the Fund and, in such capacity, to provide the services set forth in Appendix A hereto (the “Services”). Atlantic accepts this appointment and agrees to render the Services for the compensation set forth herein. In connection therewith, the Fund has delivered to Atlantic copies of (i) the Fund’s Certificate of Trust, Agreement and Declaration of Trust and By-laws (“Organic Documents”), (ii) the Fund’s “Registration Statement” and all amendments thereto filed with the US Securities and Exchange Commission (“SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”) or the Securities Act of 1933, as amended (“Securities Act”), (iii) the current Prospectus and Statement of Additional Information of the Fund (collectively, as currently in effect and as amended or supplemented, the “Prospectus”), (iv) all policies and procedures adopted by the Fund, and (v) any other documents, materials or information that Atlantic shall reasonably request to enable it to perform its duties pursuant to this Agreement. The Fund will further, from time to time, furnish Atlantic with all amendments of or supplements to the foregoing. The Fund shall cause all service providers to the Fund to furnish information to Atlantic and to assist Atlantic as may be required and shall ensure that Atlantic has reasonable access to all records and documents maintained by or on behalf of the Fund or any service provider to the Fund.

SECTION 2. DUTIES OF ATLANTIC

(a)    Subject to the direction and control of the Board and as detailed in this Agreement, Atlantic shall manage, coordinate and report to the Board regarding the (i) Services and (ii) such other matters related to the Services provided to the Fund by Atlantic as may be specifically set forth in this Agreement.

(b)    Subject to the terms and conditions of this Agreement, Atlantic shall provide the Services set forth in Appendix A.

(c)    In addition to the limitation of liability set forth in Section 3 of this Agreement, Atlantic shall not be liable to the Fund or any other individual or entity (“Person”) for any failure to provide any Service in the following circumstances, but only for so long as such circumstances continue (and for a reasonable period thereafter taking into account the impact that such an occurrence has on Atlantic’s ability to comply with its obligations under this Agreement):

(i)

if any relevant condition precedent upon which performance of the relevant Service depends (“Dependencies”) are not met and the failure to meet any such Dependencies was not a result of delay, or failure to provide information or take action, by Atlantic required to be provided or taken under this Agreement;

(ii)	if the failure to perform the Services is at the request or with the consent of the Fund;

(iii)

if the failure to perform the Services results from incorrect or corrupted information provided by (A) any Person that is not an affiliate of Atlantic, that provides services to the Fund including, without limitation, any investment adviser (each a “Portfolio Manager”) for the Fund, underwriter for the Fund, independent accountants, brokers or other intermediaries through which the Fund’s securities may be sold or distributed and any other current or predecessor service providers to the Fund or (B) valuation or market information providers, pricing services, couriers, software houses, custodians clearing systems or depositories, provided, that (1) if any such Person described in clause (B) above is chosen by Atlantic, then the selection of such Person must have been reasonable under the circumstances (and the selection of such a Person shall be deemed reasonable if, after notice explicitly identifying such selection and providing an opportunity to object to such selection the Board does not object to such selection); and (2) in any event, Persons shall be deemed reasonable if they are selected or retained at the direction of the Fund or with the consent of the Fund; and/or

(iv)	if any Law to which Atlantic or any third party is subject prevents or limits the performance of the duties and obligations of Atlantic.

Notwithstanding the foregoing, Atlantic shall nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this Section 2(c) above subsist, provided that Atlantic shall not be required to incur any additional costs in doing so (other than costs that it would have had to incur in the ordinary course of providing the Services, assuming such circumstances had not so occurred). If, despite the foregoing, Atlantic incurs any such additional costs in endeavoring to supply the Services, Atlantic shall promptly notify the Fund and the Fund shall reimburse those costs to Atlantic to the extent that they have been reasonably incurred (and Atlantic used reasonable efforts to mitigate such costs) or they have been agreed in advance between the parties. For purposes of this Agreement, (i) the capitalized term “Law” means any statutes, rules and regulations of any Governmental Authority and applicable judicial or regulatory interpretations thereof and (ii) “Governmental Authority” means any court, government department, central bank, commission, board, bureau, agency, securities or futures industry associations or other regulatory, self-regulatory, administrative, judicial, executive, legislative or governmental entity in any country or jurisdiction.

(d)    Nothing contained herein shall be construed to require Atlantic to perform any service that could cause Atlantic to be deemed an investment adviser for purposes of the 1940 Act, or that could cause the Fund to act in contravention of the Prospectus, its Organic Documents or any Law. The Fund acknowledges and agrees that (i) the summaries of the Services set out in Appendix A are intended to define the scope of the services to be provided; and (ii) the procedures, features, functionalities, systems and/or facilities that support the provision of the Services by Atlantic or any affiliated subcontractor shall be a matter for the sole discretion of Atlantic. Except as otherwise specifically provided in Appendix A with respect to the Services, the Fund assumes all responsibility for ensuring that the Fund complies in all material respects with all applicable requirements of Law.

(e)    Atlantic shall maintain policies and procedures relating to the Services it provides to the Fund that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in the 1940 Act) and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to discharge its responsibilities effectively.

(f)    Atlantic shall promptly, after obtaining knowledge thereof, use its commercially reasonable efforts to correct any errors that have been made in connection with its Services rendered hereunder, including errors of judgment or mistakes of Law, in accordance with the Fund’s applicable policies and procedures.

(g)    Atlantic shall (i) promptly notify the Fund’s chief compliance officer (“CCO”) of any material violation of Law known to Atlantic by the Fund and (ii) reasonably in advance of each meeting of the Board and at such other times as determined appropriate by Atlantic, notify the CCO of any other violation of Law by Atlantic or a Third Party Service Provider affecting the Fund of which Atlantic becomes aware in providing the Services, including as a result of information generated by Atlantic, detected through Atlantic’s internal or external audit procedures or provided to Atlantic by other service providers to the Fund or any Atlantic subcontractor.

(h)    If Atlantic is in doubt as to any action it should or should not take, Atlantic may request directions, advice or instructions from the Fund or, as applicable, the Fund’s investment adviser, custodian or other service providers. If Atlantic is in doubt as to any question of law pertaining to any action it should or should not take, Atlantic may request advice from counsel for the Fund, the Portfolio Manager or Atlantic, at the option of Atlantic. In the event of a conflict between directions, advice or instructions Atlantic receives from the Fund or any service provider and the advice Atlantic receives from counsel, the Fund and Atlantic shall mutually agree upon the directions, advice or instructions to follow. Upon request, Atlantic will provide the Fund with a copy of the advice of counsel received that is not the subject of attorney client or work product privilege. Nothing in this Section 2(h) shall excuse Atlantic when an action or omission on the part of Atlantic constitutes willful misfeasance, bad faith, negligence or reckless disregard by Atlantic of any duties, obligations or responsibilities set forth in this Agreement.

SECTION 3. STANDARD OF CARE

(a)    Atlantic shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement (the “Standard of Care”).

(b)    Atlantic shall not be liable to the Fund, any investor of the Fund, any Portfolio Manager or any other Person for any action or inaction of Atlantic relating to any event whatsoever including, without limitation, any error of judgment or mistake of Law or any loss incurred by the Fund, in the absence of bad faith, willful misfeasance, gross negligence or reckless disregard in the performance of Atlantic’s duties or obligations under this Agreement or Atlantic’s reckless disregard of its duties and obligations under this Agreement. Without limiting the foregoing, Atlantic shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to Atlantic’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(c)    The Fund agrees to indemnify and hold harmless Atlantic, its employees, agents, subcontractors, directors, officers and managers and any Person who controls Atlantic within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (“Atlantic Indemnitees”) against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (A) arising out of or in any way related to Atlantic’s actions taken or failures to act with respect to a Fund or (B) incident to the delivery of the Services, except where such claims, demands, actions, suits, judgments, liabilities, losses, damages, costs or charges arise from Atlantic’s own gross negligence, bad faith, willful misfeasance or reckless disregard.

(d)    An Atlantic Indemnitee shall not be liable for any action taken or failure to act in good faith reliance upon and in accordance with:

(i)

the advice of the Fund or of counsel, who may be counsel to the Fund, counsel to the Portfolio Manager or counsel to Atlantic, and upon statements of accountants, brokers and other Persons reasonably believed in good faith by Atlantic to be expert in the matters upon which they are consulted;

(ii)

any oral instruction that it receives and that it reasonably believes in good faith was transmitted by the Person or Persons authorized by the Fund to give such oral instruction. Atlantic shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction;

(iii)

any written instruction or certified copy of any resolution of the Board, and Atlantic may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Atlantic to have been validly executed;

(iv)

any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by Atlantic to be genuine and to have been signed or presented by the Fund or other proper party or parties; or

(v)

any electronic instructions from the Fund in conformity with security procedures established by Atlantic from time to time in order to (x) effect the transfer or movement of cash or shares or (y) transmit investor information or other information.

(e)    In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which the Fund may be required to indemnify Atlantic, Atlantic shall promptly notify the Fund in writing of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with Atlantic in the defense of such claim or to defend against said claim in its own name or in the name of Atlantic. Atlantic shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify Atlantic except with the Fund’s prior written consent.

(f)    Atlantic’s liability to the Fund and any other Person for any losses or damages in contract, tort or otherwise, arising out of the subject matter of this Agreement shall be limited to those actual and direct damages that are reasonably incurred by the Fund and shall not exceed the fees paid by the Fund in respect of the Services during the twenty-four (24) months immediately preceding the date of the event giving rise to the claim. Notwithstanding any other provision of this Agreement to the contrary, neither party to this Agreement shall be liable to the other party or any indemnitee for any indirect, special or consequential damages in relation to the subject matter of this Agreement or under any provision of this Agreement, even if advised of the possibility of the same. No action, regardless of form, arising from or pertaining to the Services may be brought by the Fund or any other Person against Atlantic more than one (1) year after the later of (i) the date that the event giving rise to the action has occurred or (ii) the date that the Fund becomes aware of such event.

SECTION 4. LIMITATION OF INVESTOR AND TRUSTEE LIABILITY

Atlantic acknowledges and agrees that the members of the Board and the investors of the Fund shall not be liable under this Agreement for any obligations of the Fund, or any other series of the Fund, Atlantic agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund to which Atlantic’s rights or claims relate in settlement of such rights or claims.

SECTION 5. COMPENSATION AND EXPENSES

(a)    For the services provided by Atlantic pursuant to this Agreement, the Fund shall pay Atlantic a fee at the annual rate stated for the Fund in Schedule A hereto (the “Fee Schedule”). Such fees shall be accrued by the Fund daily and billed monthly in arrears. Atlantic also shall be reimbursed for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by Atlantic in performing its duties hereunder.

If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to the Fund, the Fund shall pay to Atlantic such compensation as shall be payable prior to the effective date of termination.

The Fund shall pay all such fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify Atlantic in writing within thirty (30) calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall pay such disputed amounts within the foregoing thirty (30) calendar day period or, if later, ten (10) calendar days of the day on which the parties agree to the amount to be paid. Notwithstanding anything to the contrary, amounts owed by the Fund to Atlantic shall only be paid out of the assets and property of the particular Fund involved.

(b)    Notwithstanding anything in this Agreement to the contrary, Atlantic and its affiliated Persons may receive other compensation or reimbursement from the Fund, including with respect to the provision of services not covered by this Agreement.

(c)    In connection with the services provided by Atlantic pursuant to this Agreement, the Fund agrees to reimburse Atlantic for the expenses set forth in the Fee Schedule. In addition, the Fund shall reimburse Atlantic for all expenses and employee time at an hourly rate of $125.00 per hour, attributable to any review, outside of routine and normal periodic reviews or other reviews provided for under this Agreement, of the Fund’s accounts and records by the Fund’s independent accountants or any regulatory body of which the Fund is first notified and that are not attributable to any negligent action or inaction of Atlantic.

SECTION 6. EFFECTIVENESS, DURATION AND TERMINATION

(a)    This Agreement shall become effective on the Effective Date. This Agreement shall continue in effect for (3) three years (“Initial Term”) and shall renew automatically for successive (1) one year periods unless either party gives written notice to the other party not less than 120 days prior to the then current expiration date of this Agreement of the election not to renew the term of this agreement.

(b)    This Agreement shall continue in effect (i) until terminated in its entirety, or (ii) with respect to the Fund or with respect to any one or more of the Services covered by Appendix A, as applicable, provided to the Fund, until terminated or to a Service provided to the Fund.

(c)    This Agreement may be terminated (A) in its entirety or (B) with respect to the Fund (a “Partial Termination”), without the payment of any penalty:

(i)

without cause, at any time, by either party on the date specified in a written notice to the other party provided not less than 120 days prior to the termination date specified in the notice; provided that in the event the Fund gives notice of a Partial Termination, Atlantic shall have thirty (30) days to deliver notice that it intends to terminate any remaining portion, or the entirety, of this Agreement; provided further, that in the event Atlantic gives notice of termination or of a Partial Termination, the Fund may delay the termination or Partial Termination for up to an additional sixty (60) days upon further written notice to Atlantic; and

(ii)

for cause at any time by the non-breaching party on at least sixty (60) days’ written notice thereof to the other party, if the other party has materially breached any of its obligations hereunder including, with respect to Atlantic, the failure by Atlantic to act consistently with the Standard of Care set forth in Section 3(a); provided, however, that (i) the termination notice shall describe the breach, and (ii) no such termination shall be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching party has cured such breach to the reasonable satisfaction of the non-breaching party.

Notwithstanding Section 6(c)(i), in the absence of any material breach of this Agreement, if the Fund gives notice of termination or Partial Termination, the Fund agrees to pay all monthly fees through the term of the Agreement.

(d)    Upon notice of termination by either party of this Agreement, in its entirety or with respect to the Fund or any Service provided to the Fund, Atlantic shall promptly transfer to any successor service providers the original or copies of all books and records maintained by Atlantic under this Agreement including, in the case of records maintained on computer systems, copies of such records in commercially reasonable, machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor service provider(s) in the establishment of the books and records necessary to carry out the successor service providers’ responsibilities. Should the Fund or Atlantic exercise its right to terminate this Agreement, the Fund shall reimburse Atlantic for Atlantic’s reasonable costs and employee time (at 150% of salary) associated with the copying and movement of records and material to any successor person and providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor’s responsibilities and for any out-of-pocket fees or expenses incurred by Atlantic in respect of the cancellation or termination of third party services provided in support of the services rendered by Atlantic pursuant to this Agreement (“termination costs”); provided, however, that, notwithstanding anything herein to the contrary, the Fund shall have no obligation to reimburse Atlantic for its costs if the Fund terminates this Agreement pursuant to clause (ii) of subsection (c) above or if Atlantic terminates this Agreement pursuant to clause (i) of subsection (c) above.

(e)    The provisions of Sections 3, 4, 5, 6, 7, 8, 9, 10 and 13 shall survive any termination of this Agreement.

SECTION 7. ACTIVITIES OF ATLANTIC

Except to the extent necessary to perform its obligations under this Agreement, nothing herein shall be deemed to limit or restrict Atlantic’s right, or the right of any of its officers, directors or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

SECTION 8. PROPRIETARY AND CONFIDENTIAL INFORMATION

(a)    Atlantic agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present, or potential investors in the Fund (and clients of said investors), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld, conditioned or delayed and may not be withheld, conditioned or delayed where Atlantic may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities approved by the Fund, or (iii) when so requested by the Fund. Records and other information which have become known to the public through no wrongful act of Atlantic or any of its employees, agents or representatives, and information that was already in the possession of Atlantic prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph.

(b)    Further, Atlantic will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In addition, Atlantic will comply with any other limitations or restrictions on disclosure of portfolio holdings or other information of the Fund set forth in the Fund’s prospectus and statement of additional information. In this regard, Atlantic shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its investors.

SECTION 9. DATA PROTECTION

9.1    In this Agreement “Data Protection Laws” means any applicable law regarding the processing, privacy and use of Personal Data, as applicable to the Fund, Atlantic and/or the services provided by Atlantic to the Fund, including but not limited to the laws and regulations of Bermuda, the Cayman Islands, the European Union and the European Economic Area and their respective member states and in respect of which the General Data Protection Regulation (“GDPR”) means the Regulation (EU) 2016/679 of the European Parliament and of the council of 27 April 2016, on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC. “DPL” means the Cayman Islands Data Protection Law (as amended).

9.2    The parties acknowledge and agree that each of them will comply with their respective obligations under the Data Protection Laws when processing any personal data as defined in the applicable Data Protection Laws (“Personal Data”), processed by Atlantic, Sub-Administrator or an Approved Sub-Processor on behalf of the Fund pursuant to or in connection with the Agreement. For the purposes of this Agreement, an “Approved Sub-Processor” is any existing sub-processor in place as of the date of this Agreement or any New Sub-Processor approved to that role in accordance with this Agreement (a “New Sub-Processor being any third party and their affiliates that is not an existing sub-processor, to whom Atlantic wishes to delegate the processing of Personal Data in order to perform the services under this Agreement).

9.3    The parties shall only access Personal Data when the processing of such Personal Data is necessary to comply with this Agreement and applicable laws and regulations.

9.4    The parties acknowledge that Atlantic, where it receives Personal Data, will process the same subject to the Fund’s instructions. For the avoidance of doubt and unless specified elsewhere in this Agreement, the Fund hereby confirms that it is the data controller of the Personal Data and that Atlantic is the data processor of the Personal Data and Atlantic will process the Personal Data in accordance with the instructions provided by the Fund.

9.5    Without prejudice to Atlantic’s obligations, the Fund acknowledges that the overall obligation under the Data Protection Laws for the information remains with the Fund as the data controller.

9.6    The Fund will ensure that it has obtained, to the extent required under the Data Protection Laws, any necessary consent in order for Atlantic to process Personal Data. The Fund acknowledges and agrees that where the consent of each data subject has not been obtained by the Fund or where no lawful basis has been established by the Fund for data processing, the Fund shall indemnify Atlantic and its affiliates for any damage which may be suffered by Atlantic or its affiliates as a direct or indirect consequence of Atlantic performing the data processing without the Fund having obtained the necessary consents or because the Fund has failed to establish a lawful basis for data processing.

9.7    Atlantic acting as Controller:

9.7.1    Where Atlantic or an Approved Sub-Processor acts as a data controller in relation to Personal Data, it shall comply with all applicable Data Protection Laws.

9.7.2    The parties acknowledge that Atlantic and an Approved Sub-Processor acts as a data controller when it is conducting activity required to comply with:

(i)     applicable law (such as, but not limited to, know your customer checks for anti-money laundering purposes and sanction screening) or as required under applicable regulation or internal policies); and

(ii)     any request made by a financial services regulator or other public authority or governmental body having jurisdiction over Atlantic, an Approved Sub-Processor or an Associated Company.

9.7.3    Where Atlantic acts as a data controller, it shall provide the Fund with a fair processing notice in order to facilitate the Fund providing a fair processing notice to the relevant underlying data subjects.

9.8    Atlantic acting as Processor:

9.8.1    shall comply, and shall ensure that each Approved Sub-Processor, in respect of the complies, with all applicable Data Protection Laws when processing Personal Data that it processes on behalf of the Fund for the purpose of providing the services under this Agreement; and

9.8.2    shall only process Personal Data in accordance with the Fund’s written or verbal instructions as set out in this Agreement, unless processing is required by an applicable law to which Atlantic or Approved Sub-Processor is subject, in which case Atlantic shall to the extent permitted by such applicable law inform the Fund of that legal requirement before the processing of that Personal Data.

9.9    The Fund acting as Controller:

9.9.1    by executing this Agreement instructs and grants a general written authorization for Atlantic and each Approved Sub-Processor to process Personal Data and to transfer Personal Data to any appropriate country or territory as reasonably necessary for processing in connection with the services under this Agreement;

9.9.2    authorizes Atlantic to provide the Personal Data to the Fund’s lawyers, AIFM (if any), Investment Manager (if any), depositary (if any), auditors and as otherwise required by law and regulatory requirements; and

9.9.3    warrants and represents that it is and will at all times (i) remain duly and effectively authorized to give the instruction set out in this clause 9.9 and (ii) have in place all fair processing notices and (where applicable) consent mechanisms for data subjects sufficient to ensure that all processing of Personal Data envisaged by this Agreement will be lawful and shall not be contrary to any Data Protection Laws.

9.10    The Fifth Schedule to this Agreement sets out information which may be received by Atlantic regarding the processing of Personal Data by Atlantic and Approved Sub-Processor, as may be required by the Data Protection Laws.

9.11    Atlantic shall take reasonable steps to ensure security of processing and the reliability of any employee, agent or contractor of Atlantic or any Approved Sub-Processor who may have access to Personal Data, ensuring that all such individuals are subject to a duty of confidentiality through undertakings or other contractual, professional or statutory obligations of confidentiality. In assessing the appropriate level of security, Atlantic shall take into account the risks that are presented by processing the relevant Personal Data, in particular from a Data Security Breach (a “Data Security Breach”, being any known actual breach of the minimum information security requirements or any obligations or duties owed by Atlantic to the Fund relating to the confidentiality, integrity or availability of Confidential Information or Personal Data).

9.12    Atlantic shall only use Approved Sub-Processors to process Personal Data.

9.13    Atlantic shall give the Fund prior notice of the appointment of any New Sub-Processor, including details of the processing of Personal Data to be undertaken by such New Sub-Processor.

9.14    Each New Sub-Processor shall become an Approved Sub-Processor on the completion of:

9.14.1    Atlantic providing notice to the Fund as envisaged by clause 9.13; and

9.14.2    satisfaction of all conditions in clause 9.15 in respect of that New Sub-Processor.

9.15    With respect to each New Sub-Processor, Atlantic shall:

9.15.1    carry out adequate due diligence to ensure that such New Sub-Processor is capable of providing the level of protection for Personal Data required by this Agreement;

9.15.2    ensure, where applicable, that the arrangement between Atlantic and the New Sub-Processor is governed by a written contract including terms which offer at least the same level of protection for Personal Data as those set out in this Agreement and which, where applicable, meet the requirements of Article 28(3) of the GDPR and (where the Client acts as a Controller pursuant to the DPL) the DPL; and

9.15.3    if the arrangement involves a Restricted Transfer under GDPR, ensure that one of the safeguards set out in Article 46 of the GDPR has been implemented in respect of the Restricted Transfer (a “Restricted Transfer” being any transfer of Personal Data from Atlantic to a New Sub-Processor where such transfer would be prohibited by Data Protection Laws in the absence of standard data protection clauses adopted by the EU Commission (EU model Clauses) being executed or another safeguard envisaged by Article 46 of the GDPR).

9.16    In relation to the subject data rights, Atlantic shall:

9.16.1    promptly notify the Fund if it or any Approved Sub-Processor receives a data subject request (or equivalent) under any Data Protection Law in respect of any Personal Data; and

9.16.2    not respond, and procure that any relevant Approved Sub-Processor does not respond, to a request made pursuant to clause 9.16.1 except on the documented instructions of the Fund or as required by applicable law to which Atlantic or Approved Sub-Processor is subject, in which case Atlantic shall to the extent permitted by applicable law inform the Fund of that legal requirement prior to responding to the request.

9.17    Atlantic shall on becoming aware of a request to breach relevant Data Protection Laws or a Data Security Breach relating to Personal Data that it or an Approved Sub-Processor processes:

9.17.1    notify the Fund without undue delay; and

9.17.2    following such notification, cooperate with the Fund and take such reasonable commercial steps as are directed by the Fund to assist in the investigation, mitigation and remediation of such incident or Data Security Breach, including providing the Fund with such information as it reasonably requires to allow it to meet any obligations to report or to inform the data subjects of the Data Security Breach under relevant Data Protection Laws.

9.18    The Fund agrees that in any communication with data subjects or Data Protection Authority relating to Personal Data, it shall:

9.18.1    act in good faith;

9.18.2    not misrepresent or bring into disrepute Atlantic or its Approved Sub-Processors; and

9.18.3    to the extent permitted by the relevant Data Protection Law and other applicable law, consult in advance with Atlantic in relation to such communication.

9.19    Subject to clause 9.20, Atlantic shall promptly and to the extent technically possible, on the Fund’s written request, delete and procure the deletion of all copies of Personal Data once processing by Atlantic is no longer required for the performance of its obligations under this Agreement.

9.20    Notwithstanding clause 9.19, the parties agree that Atlantic and the Approved Sub-Processor may retain Personal Data to the extent required by and for such period as required by applicable laws, provided that it ensures:

9.20.1    the confidentiality of such Personal Data; and

9.20.2    such Personal Data is only processed as necessary for the purpose(s) specified in the applicable law requiring its storage.

9.21    Atlantic shall:

9.21.1    provide reasonable assistance to the Fund with any data protection impact assessment which the Fund is required to undertake in order to comply with the Data

Protection Laws, in each case solely in relation to the processing of Personal Data and taking into account the nature of the processing and information available to Atlantic. The Fund will reimburse Atlantic for such assistance.

9.21.2    make available to the Fund on request such information as is reasonably necessary to demonstrate its compliance with this Agreement and shall reasonably allow for audits, including inspections, conducted by the Fund or another auditor mandated by the Fund and approved by Atlantic for the purpose of demonstrating compliance by Atlantic with its obligations under the Data Protection Laws.

9.22    The Fund shall:

9.22.1    give Atlantic reasonable notice of the audit or inspection to be conducted under this clause 9.22;

9.22.2    make (and ensure that each of its mandated auditors makes) reasonable endeavors to avoid causing any damage, injury or disruption to Atlantic or Approved Sub-Processor’s business in the course of any audit or inspection in relation to Data Protection Laws; and

9.22.3    not require audits or inspections to be carried out more frequently than once in any 2 month period and shall ensure that appropriate confidentiality provisions are agreed between Atlantic and the third party involved in the audit or inspection.

9.23    The parties agree to use electronic communications, properly addressed faxes and emails (including any kind of emails exchanged via internet media) for both sensitive and non-sensitive documents and information necessary to carry out the provision of services contemplated in this Agreement.

9.24    The parties recognize that the internet is inherently insecure and that data can become corrupted, communications are not always delivered promptly (or at all), and that other methods of communication may be appropriate. Electronic communications are also prone to contamination by viruses. Each party will be responsible for protecting its own systems and interests and, to the fullest extent permitted by law, will not be responsible to the others on the basis (contract tort or otherwise) for any loss, damage or omission in any way arising from the use of internet or from access by Atlantic or its affiliates to networks, applications, electronic data or other systems of the Fund.

SECTION 10. RECORDS

Atlantic shall keep records relating to the Services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, section 31 of the 1940 Act and the rules thereunder. Atlantic agrees that all such records prepared or maintained by Atlantic relating to the services to be performed by Atlantic hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such laws applicable to the Fund, including without limitation, section 31 of the 1940 Act and will be promptly surrendered to the Fund or its designee on and in accordance with its request.

SECTION 11. LOST INVESTOR DUE DILIGENCE SEARCHES AND SERVICING

The Fund hereby acknowledges that Atlantic has an arrangement with an outside vendor to conduct lost investor searches required by Rule 17Ad-17 under the Exchange Act. If an investor remains lost and the investor’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Fund hereby authorizes Atlantic to enter (itself or through the vendor), at its discretion, into fee sharing arrangements with the lost investor (or such lost investor’s representative or executor) to conduct a more in-depth search in order to locate the lost investor before the investor’s assets escheat. The Fund hereby acknowledges that Atlantic is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements. Furthermore, the Fund hereby acknowledges that vendor may receive compensation from the lost investor’s assets for its efforts in locating the lost investor.

SECTION 12.    IDENTITY THEFT PREVENTION PROGRAM

(a)    The Fund hereby delegates to Atlantic, and Atlantic hereby accepts, responsibility to perform certain services (the “Identity Theft Prevention Services”) in connection with the Fund’s Identity Theft Prevention Program, (the “Fund Identity Theft Prevention Program”), as further set out in the Fund Identity Theft Prevention Program. Atlantic agrees to cooperate with the CCO in the performance of the Identity Theft Prevention Services as set forth in the Fund Identity Theft Prevention Program.

(b)    Atlantic represents and warrants that:

(i)	Atlantic undertakes to perform all delegated responsibilities under the Fund Identity Theft Prevention Program; and

(ii)

Atlantic has adopted and will maintain a written identity theft prevention program (“Atlantic Identity Theft Prevention Program”) that includes policies and procedures that enable it to perform its responsibilities under this Agreement.

(c)    The Fund represents and warrants that the Fund will promptly provide Atlantic any amendment(s) to the Fund Identity Theft Prevention Program, which will be subject to the terms of this Agreement.

(d)    Atlantic agrees to furnish the Fund with the following:

(i)

prompt written notification of any transaction or combination of transactions that Atlantic believes, based on the Identity Theft Prevention Procedures, evidence money laundering or identity theft activities in connection with the Fund or any investor in the Fund;

(ii)

prompt written notification of any customer(s) that Atlantic reasonably believes, based upon the Identity Theft Prevention Procedures, to be engaged in money laundering or identity theft activities, provided that the Fund shall not communicate this information to the customer;

(iii)

Any reports received by Atlantic from any government agency or applicable industry self-regulatory organization pertaining to Atlantic Identity Theft Prevention Program, or the Fund Identity Theft Prevention Program;

(iv)	prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (i), (ii) or (iii); and

(v)	certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Fund.

(e)    The Fund hereby directs Atlantic to, and Atlantic acknowledges, that it shall (i) permit federal regulators access to such information and records maintained by Atlantic and relating to Atlantic’s implementation of the Identity Theft Prevention Procedures, on behalf of the Fund, as they may request, and (ii) permit such federal regulators to inspect Atlantic’s implementation of the Identity Theft Prevention Procedures on behalf of the Fund; any such provision of access or inspection shall be deemed outside of routine and normal periodic reviews as contemplated under Section 5(c).

SECTION 13. REPRESENTATIONS AND WARRANTIES

(a)    Representations and Warranties of Atlantic. Atlantic represents and warrants to the Fund that:

(i)	It is duly organized and existing as a limited liability company and in good standing under the laws of the State of Delaware.

(ii)	It is empowered under applicable laws and by its limited liability company agreement to enter into and perform this Agreement.

(iii)	All requisite limited liability company proceedings have been taken to authorize it to enter into and perform this Agreement.

(iv)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(v)

(i) The execution, delivery and performance of this Agreement by Atlantic does not breach, violate or cause a default under any agreement, contract or instrument to which Atlantic is a party or any judgment, order or decree to which Atlantic is subject; (ii) the execution, delivery and performance of this Agreement by Atlantic has been duly authorized and approved by all necessary limited liability company action; and (iii) upon the execution and delivery of this Agreement by Atlantic and Fund, this Agreement will be a valid and binding obligation of Atlantic.

(vi)

Each of Atlantic, its parent and its parent’s other subsidiaries has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined under the 1940 Act) related to the services provided by Atlantic to the Fund. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation. At least quarterly, Atlantic will report to the Fund any material changes made to the policies and procedures and provide the Fund with a report of each compliance matter identified during the quarter with respect to the Fund that may reasonably be deemed material (as defined in the 1940 Act).

(vii)	It will maintain insurance that covers such risks and is in such amounts, with such deductibles and exclusions, sufficient for compliance by Atlantic with all requirements of Law and sufficient for Atlantic to perform its obligations under this Agreement; and all such policies are in full force and effect and are with financially sound and reputable insurance companies, underwriters or other insuring entities.

(viii)	It is a registered transfer agent under Section 17A(c) of the Exchange Act.

(ix)

It shall comply in all material respects with all laws, rules and regulations, including all provisions of the Exchange Act, and the rules thereunder, and all state laws, rules and regulations materially applicable to its services as a transfer agent.

(x)	It is duly qualified to carry on its business in each jurisdiction in which it does business where its activities would require such qualification.

(b)    Representations and Warranties of the Fund. The Fund represents and warrants to Atlantic that:

(i)

It is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered with the SEC as a closed-end investment company under the 1940 Act.

(ii)	It is empowered under applicable laws and by its Organic Documents to enter into and perform this Agreement.

(iii)	All requisite trust proceedings, including Board authorization, have been taken to authorize it to enter into and perform this Agreement.

(iv)

The execution, delivery and performance of this Agreement by the Fund does not breach, violate or cause a default under any agreement, contract or instrument to which the Fund is a party or any judgment, order or decree to which the Fund is subject; (ii) the execution, delivery and performance of this Agreement by the Fund has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by Atlantic and the Fund, this Agreement will be a valid and binding obligation of the Fund.

SECTION 14. FORCE MAJEURE

Neither party shall be responsible for or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including acts of civil or military authority, national emergencies, labor difficulties (other than those related to Atlantic’s employees), fire, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

SECTION 15. MISCELLANEOUS

(a)    No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(b)    No amendment to this Agreement or the termination of this Agreement with respect to a Fund shall affect this Agreement as it pertains to any other Fund.

(c)    This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware without regard to its principles of conflicts of law.

(d)    This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement between those parties with respect to the subject matter hereof, whether oral or written.

(e)    This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument. If this Agreement or any Law requires a record or signature (as such terms are defined in § 12A-102 of the Uniform Electronic Transactions Act of the State of Delaware) to be written or in writing, an electronic record or electronic signature, as the case may be, satisfies such requirement. Electronic delivery of this Agreement shall be deemed to have been properly delivered.

(f)    If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(g)    Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h)    Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(i)    No affiliated Person, employee, agent, director, officer or manager of Atlantic shall be liable at law or in equity for Atlantic’s obligations under this Agreement.

(j)    Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(k)    Each Appendix to this Agreement is part of the Agreement. In the event of any conflict between the Agreement and any Appendices, the Agreement shall control.

(m)    Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by any party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Subject to prior written notice to the

Fund, Atlantic may subcontract for the performance hereof with any affiliate of Atlantic; provided however, that Atlantic shall be as fully responsible to the Fund for the acts and omissions of any assignee or subcontractor as Atlantic is for its own acts and omissions under this Agreement and that no such assignment or subcontract will increase the compensation payable by the Fund to Atlantic under this Agreement for the Services. Notwithstanding the foregoing, Atlantic shall not be liable for the acts or omissions of any Person to which any performance hereunder is subcontracted at the direction of the Fund.

(n)    This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party or parties that drafted this Agreement or caused it to be drafted.

(o)    Words denoting the singular number shall also include the plural and vice versa as the context demands. Words denoting any gender include all genders and words denoting persons shall include companies, partnerships, firms and corporations and vice versa as the context demands. Unless otherwise indicated herein, any reference in this Agreement to an article, section, appendix, exhibit or schedule shall mean the applicable article, section, appendix, exhibit or schedule of or to this Agreement. As used in this Agreement, the terms (i) “include,” “includes” or “including” means “including, without limitation”; “herein,” “hereof” and other similar terms refer to this Agreement taken as a whole and not to a particular Section; and (iii) “party” or “parties” means the applicable party or parties to this Agreement (unless otherwise provided). The titles, captions and headings of the articles and sections herein, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement. The appendices, exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Fee Schedule to be duly executed all as of the day and year first above written.

CONVERSUS STEPSTONE PRIVATE MARKETS

By:	/s/ Timothy A. Smith
Timothy A. Smith
Chief Financial Officer & Treasurer

ATLANTIC SHAREHOLDER SERVICES, LLC

By:	/s/ Christopher Koons
Christopher Koons
Chief Executive Officer

APPENDIX A: SERVICES

Atlantic shall:

1.    General

(a)    Set up and maintain investor account information, including, as applicable, name, address, taxpayer identification number(s) and intermediary instructions.

(b)    Maintain all investor account information changes.

(c)    Prepare investor mailing lists.

(d)    Withhold taxes on U.S. resident and non-resident alien accounts, when applicable.

(e)    Prepare and file U.S. Treasury Department Forms 945, 1042, 1099 and 5498 with respect to distributions for investors.

(f)    Prepare and mail confirmation statements as required by Rule 10b-10 of the Exchange Act, as amended, and statements of account to investors for all purchases and repurchases of Shares and other confirmable transactions in investor accounts.

(g)    Provide investor account information.

(h)    Provide data regarding broker commissions and providing related reports to the Fund’s distributor.

(i)    Prepare and mail activity statements and other routine communications to investors, when applicable.

2.    Purchases, Repurchases and Transfers

(a)    Receive for acceptance, orders for the purchase of Shares, and confirm subscription activity with the investor.

(b)    Maintain an escrow or other bank account to facilitate receipt of monies prior to movement to custody account.

(c)    Deliver accepted subscription payment and appropriate documentation to the custodian.

(d)    Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate investor account.

(e)    Receive for acceptance, repurchase requests and deliver the appropriate documentation to the custodian.

(f)    Calculate and pro-rate request to repurchase Shares, as instructed from Trust.

(g)    Calculate and track any fees or holdbacks associated with repurchases.

(h)    As and when it receives monies paid to it by the Custodian with respect to any repurchase, pay the repurchase proceeds as required by the Fund’s prospectus pursuant to which the repurchased Shares were offered and as instructed by the repurchasing investors.

(i)    Process investor transfer requests, subject to obtaining appropriate documentation and consents as Atlantic and the Fund may require.

(j)    Receive for acceptance letters of transmittal for the tender of Shares pursuant to Fund tender offers.

3.    Notes and Conditions to Purchase, Repurchases and Transfer of Shares:

(a)    Atlantic may require any or all of the following in connection with the original issue of Shares: (i) instructions requesting the issuance, (ii) evidence that the Board has authorized the issuance, (iii) any required funds for the payment of any original issue tax applicable to such Shares, and (iv) an opinion of the counsel to the Fund regarding the legality and validity of the issuance.

(b)    Shares shall be issued in accordance with the terms of the Fund’s then current prospectus after Atlantic receives either of the following, in each case in good order and with such additional items or materials as may be required by the Fund’s policies and procedures, Atlantic’s operational procedures:

(i)    (A) an instruction directing investment in the Fund, (B) a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction, and (C) in the case of an initial purchase, a completed subscription and other appropriate documentation; or

(ii)    the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

(c)    Investor payments shall be considered Federal Funds no later than on the day indicated below unless other times are noted in the Fund’s Prospectus:

(i)    for a wire received, at the time of the receipt of the wire;

(ii)    for a check drawn on a member bank of the Federal Reserve System, on the next Fund business day following receipt of the check; and

(iii)    for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as Atlantic is credited with Federal Funds with respect to that check.

(d)    In registering transfers of Shares, Atlantic may rely upon the Uniform Commercial Code as in effect in the State of Delaware or any other statutes that, in the opinion of Atlantic’s counsel, protect Atlantic and the Fund from liability arising from (i) not requiring complete documentation, (ii) registering a transfer without an adverse claim inquiry, (iii) delaying registration for purposes of such inquiry or (iv) refusing registration whenever an adverse claim requires such refusal. As Transfer Agent, Atlantic will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

4.    Processing Distributions

Prepare and, subject to receipt of good funds therefore from the custodian, transmit to investors (or credit the appropriate investor accounts) payments for all distributions declared by the Fund.

5.    Identity Theft Services

(a)    Provide the Fund with prompt written notification of (i) any transaction or combination of transactions that Atlantic believes, based on the Fund Identity Theft Prevention Program, evidence money laundering or identity theft activities in connection with the Fund or any investor of the Fund and (ii) any customer(s) that Atlantic reasonably believes, based upon the Fund Identity Theft Prevention Program, to be engaged in money laundering or identity theft activities, provided that the Fund agrees not to communicate this information to the customer;

(b)    Provide the Fund with any reports received by Atlantic from any government agency or applicable industry self-regulatory organization pertaining to the Atlantic Identity Theft Prevention Program or the Fund Identity Theft Prevention Program.

(c)    Provide the Fund with prompt written notification of any action taken in response to identity theft activity as described in (a), (b) or (c).

(d)    Permit United States federal regulators access to such information and records maintained by Atlantic and relating to Atlantic’s implementation of the Fund Identity Theft Prevention Program, on behalf of the Fund, as they may request, and permit such regulators to inspect Atlantic’s implementation of the Fund Identity Theft Prevention Program on behalf of the Fund.

6.    Payments to Financial Intermediaries, Repurchase Fees

(a)    Track investor accounts by financial intermediary source and otherwise as reasonably requested by the Fund.

(b)    Calculate, report to the Fund and receive from investors or debit investor accounts for sales commissions and service fees.

(c)    Calculate, report to the Fund, subject to receipt of good funds, transmit payments to underwriters for commissions, service fees and other payments due from the Fund or any distributor.

(d)    Calculate, report to the Fund and withhold repurchase fees and pay the amount of any repurchase fees to the Fund.

7.    Escheatment

(a)    Monitor and prepare and make appropriate filings with respect to the escheatment laws of the various states and territories of the United States. Atlantic may, in its sole discretion, use the services of a third party to perform some or all such services.

(b)    Perform the services as are required to comply with Rule 17Ad-17 of the Exchange Act, as amended, including:

(i)    documentation of search policies and procedures;

(ii)    execution of required searches;

(iii)    tracking of results and maintaining applicable data; and

(i)    preparing and submitting applicable data.

Atlantic may use the services of a third party to perform some or all such services.

8.    Recordkeeping and Reporting; Facilities

(a)    Record the issuance of Shares of the Fund and maintain pursuant to Rule 17Ad-10(e) under the 1934 Act a record of the total number of Shares of the Fund, that are authorized, based upon data provided to it by the Fund, and are issued and outstanding and provide the Fund on a monthly basis a report of the total number of Shares that are registered with the SEC, authorized, issued and outstanding.

(b)    Maintain records of account for and provide reports and statements to the Fund and Investors.

(c)    In addition to other references herein regarding records to be maintained, maintain such records as (i) may be required by Laws applicable to Atlantic and (ii) are prudently and customarily maintained by third-party transfer agents for registered management investment companies.

Note: NASDAQ Private Marketing services are not included in this Agreement.

SCHEDULE A: FEE SCHEDULE

Note: The following Fee Schedule relates to the Services Agreement by and between Atlantic Shareholder Services, LLC and Conversus StepStone Private Markets (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

Defined terms in this Fee Schedule have the meanings set forth in the Agreement, as amended from time to time.

Annual Net Asset-Based Fee

•	1⁄2 1.0 basis point (0.005%) on the total assets

Annual Account Fees

•	$24 per open account

•	Open account fees subject to the following minimums per fund: $24,000 for the first share class and $18,000 for each additional class

•	$2.04 per closed account

Optional Services

•	Client/intermediary internet access:

•	$2,400 annually

•	$2,000 implementation fee – waived if this service is selected at time of implementation

•	Shareholder internet access:

•	$6,000 per fund annually, subject to an $18,000 annual maximum per site

•	$7,500 implementation fee – waived if this service is selected at time of implementation

•	DTCC AIP position, activity and valuation: $2,400 annually per fund

•	DTCC AIP full service, including trading and settlement: TBD

•	Customized development post implementation: $200 per hour

•	Out-of-pocket expenses charged at cost

Note: NASDAQ Private Marketing fees not included in this Agreement.